Exhibit 8.2

October 7, 2021

Virtuoso Acquisition Corp.

180 Post Road East

Westport, CT 06880

Ladies and Gentlemen:

We have acted as counsel to Virtuoso Acquisition Corp., a Delaware corporation (“VOSO”), in connection with the Agreement and Plan of Merger, dated as of May 28, 2021 (the “Merger Agreement”), entered into by and among VOSO, Wejo Group Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (the “Company”), Yellowstone Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Wejo Bermuda Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (“Limited”), and Wejo Limited, a private limited company incorporated under the Laws of England and Wales with company number 08813730 (“Wejo,” and together with VOSO, the Company, Merger Sub, and Limited, the “Parties”). Among other transactions contemplated in the Merger Agreement, it is proposed that Merger Sub will merge with and into VOSO, with VOSO surviving (the “Merger”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (File No. 333-257964) initially filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2021, as amended through the date hereof (the “Registration Statement”), relating to the Merger and certain other proposed transactions pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

For purposes of this opinion, we have reviewed the Merger Agreement, the Registration Statement, the Wejo Acquisition Agreement, the Subscription Agreements, and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the representations set forth in the officer’s certificates of VOSO and Wejo delivered to us and dated October 7, 2021 (the “Officer’s Certificates”).

With your permission, we have assumed, for purposes of this opinion, that (1) the Merger and the other transactions described in the Merger Agreement will be consummated in accordance with (a) the terms, conditions and other provisions of the Merger Agreement, the Wejo Acquisition Agreement and the Subscription Agreements, and (b) the descriptions contained in the Registration Statement; (2) none of the terms and conditions set forth or described in the Merger Agreement, the Wejo Acquisition Agreement and the Subscription Agreements, or the Registration Statement have been or will be modified or waived; (3) the Parties have complied with and will continue to comply with their respective covenants and agreements in the Merger Agreement; (4) all of the factual information, descriptions, representations and assumptions set forth or referred to in (a) the Officer’s Certificates, (b) this letter (an advance copy of which has been provided to you), (c) the Merger Agreement, (d) the Registration Statement, (e) the Wejo Acquisition Agreement and (f) the Subscription Agreements, are true, accurate and complete, and will remain true, accurate and complete at all times through and including the Closing, in each case, without regard to any qualification as to knowledge or belief; (5) the Merger Agreement, together with the documents specifically referred to therein, represent the full and complete agreement between the Parties regarding the Merger and the other transactions described in the Merger Agreement; (6) there are no other written or oral agreements regarding the Merger and the other transactions described in the Merger Agreement other than those expressly referred to in the Merger Agreement; (7) the Parties will treat the Merger and the other transactions described in the Merger Agreement for U.S. federal income tax purposes in a manner consistent with our opinion set forth below and (8) there will be no holder of VOSO Common Stock that is a United States person (within the meaning of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) that is a “five-percent transferee shareholder,” under the rules of Section 367(a) of the Code and the U.S. Department of the Treasury regulations promulgated thereunder (the “Treasury Regulations”), with respect to the Company after the Merger.

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have not independently investigated or verified any factual matters relating to the Merger and the other transactions described in the Merger Agreement in connection with or apart from our preparation of this opinion.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth in this letter and the Registration Statement, it is our opinion that for U.S. federal income tax purposes, (1) the exchange by holders of VOSO Common Stock of VOSO Common Stock and the acquisition solely of Company Common Shares by holders of VOSO Common Stock in exchange therefor resulting from the Merger, taken together with related transactions, should qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code, and (2) Section 367(a) of the Code should not apply to cause the holders of VOSO Common Stock to recognize gain on the exchange by such holders of VOSO Common Stock for Company Common Shares resulting from the Merger.

We express no opinion on any issue relating to the consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. This opinion does not address any other U.S. federal income tax consequences of the Merger or any other matters of U.S. federal law and we have not considered matters (including U.S. state, local or non-U.S. tax consequences) arising under the laws of any jurisdiction other than matters of federal income tax law arising under the laws of the United States. In addition, notwithstanding anything to the contrary herein, we do not express any opinion as to (1) the Company’s treatment as a “surrogate foreign corporation” or U.S. corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder or (2) the U.S. federal income tax consequences of the exchange of Public Warrants for warrants issued by the Company pursuant to the Merger Agreement.

Our opinion is based on the current provisions of the Code, the Treasury Regulations, case law, and U.S. Internal Revenue Service (“IRS”) pronouncements as they now exist. These authorities are all subject to change or revocation, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the validity of our opinion. We undertake no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS, the courts of the United States, or any other taxing or other governmental authority. No assurance can be given that, if the matter were contested, a court would agree with this opinion and no rulings will be sought from the IRS or from any other taxing authority with respect to any U.S. federal income tax consequences described in this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP